Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

June 13, 2024

Board of Directors

XTI Aerospace, Inc.

8123 InterPort Blvd., Suite C
Englewood, CO 80112

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to XTI Aerospace, Inc., a Nevada corporation (the “Company”), in connection with the filing of the Company’s registration statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 64,609,651 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), comprising (i) 1,053,110 shares of Common Stock issuable pursuant to the XTI Aircraft Company 2017 Employee and Consultant Stock Ownership Plan, as amended (the “2017 Plan”), (ii) 3,000,000 additional shares of Common Stock reserved for future issuance under the Company’s 2018 Employee Stock Incentive Plan, as amended (the “2018 Plan” and, together with the 2017 Plan, the “Plans”), as of January 1, 2024 and 1,983,882 additional shares of Common Stock reserved for future issuance under the 2018 Plan as of April 1, 2024, pursuant to the provisions of the 2018 Plan that provide for automatic quarterly increases in the number of shares available for issuance under the 2018 Plan, (iii) 11,313,726 shares of Common Stock that are subject to issuance by the Company upon the exercise of outstanding options under the 2018 Plan, and (iv) 47,258,933 shares of Common Stock that have not previously been registered but are available for issuance under the 2018 Plan as a result of the 1-for-100 reverse stock split of the outstanding shares of Common Stock, effective as of March 12, 2024.

For purposes of rendering this opinion, we have examined the Plans, the Registration Statement, the Articles of Incorporation and the Bylaws of the Company, as amended or restated, the proceedings and other actions of the Company that provide for the issuance of the Shares, and such other documents and matters as we have deemed necessary for purposes of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons who have executed documents examined by us, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. In rendering the opinion set forth below, we have assumed that certificates evidencing the Shares, if any, will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate for the Common Stock. In addition, we have assumed that the resolutions of the Company’s board of directors or its applicable committee authorizing the Company to issue and deliver the Shares will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

437 Madison Avenue, 25th Floor, New York, New York 10022 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

XTI Aerospace, Inc.

June 13, 2024

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plans and in the manner described in the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

This opinion is opining upon and is limited to the current federal laws of the United States and the Nevada Revised Statutes. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Mitchell Silberberg & Knupp LLP

Mitchell Silberberg & Knupp LLP